As filed with the Securities and Exchange Commission on June 12, 2014

No. 333-186225

333-165542

333-163861

333-153509

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-186225

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-165542

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-163861

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-153509

UNDER

THE SECURITIES ACT OF 1933

The Dolan Company

(Exact name of registrant as specified in its charter)

Delaware	43-2004527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 South Ninth Street, Suite 2300

Minneapolis, Minnesota 55402

(612) 317-9420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vicki Duncomb

Vice President and Chief Financial Officer

The Dolan Company

222 South Ninth Street, Suite 2300

Minneapolis, Minnesota 55402

(612) 317-9420:

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

W. Morgan Burns

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerator filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of The Dolan Company, a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-187225) filed on January 25, 2013, pertaining to the registration of an indeterminate amount of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), the Registrant’s preferred stock, and warrants to purchase Common Stock and the Registrant’s preferred stock and/or debt securities;

•	Registration Statement on Form S-3 (File No. 333-165542) filed on March 18, 2010, pertaining to the registration of 248,000 shares of Common Stock;

•	Registration Statement on Form S-3 (File No. 333-163861) filed on December 18, 2009 and as amended on January 22, 2010, pertaining to the registration of an indeterminate amount of Common Stock, the Registrant’s preferred stock, and warrants to purchase Common Stock and the Registrant’s preferred stock and/or debt securities; and

•	Registration Statement on Form S-3 (File No. 333-153509) filed on September 16, 2009 and as amended on October 1, 2009, pertaining to the registration of 2,000,000 shares of Common Stock.

The Registration Statements identified above are collectively referred to as the “Registration Statements.”

On December 26, 2013, the Registrant received written notice from the listing qualifications department of The New York Stock Exchange (the “NYSE”) that the Registrant was not in compliance with the NYSE’s continued listing standards regarding the price of its Common Stock and that the Common Stock was subject to suspension and delisting if the Registrant did not effectively remediate the noncompliance. The NYSE filed a Form 25 with the Securities and Exchange Commission on February 14, 2014, to delist the Common Stock, and the delisting of the Common Stock became effective ten days after such filing.

Pursuant to the Debtors’ Modified Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), which, pursuant to Chapter 11 of the Code, was confirmed by an order, entered June 9, 2014, of the Bankruptcy Court, the Registrant underwent a merger and a conversion from a Delaware corporation into a Delaware limited liability company on June 12, 2014 (the “Effective Date”). After giving effect to the merger and conversion, the Common Stock was discharged pursuant to section 1141(d) of the Code, cancelled, released, and extinguished on the Effective Date pursuant to the Plan.

Pursuant to the undertaking of the Registrant contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Securities Act of 1933, as amended, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 12, 2014.

THE DOLAN COMPANY.

By:	/s/ Vicki Duncomb
Vicki Duncomb
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Nystrom	Chief Restructuring Officer (Principal Executive Officer)	June 12, 2014
Kevin Nystrom

/s/ Vicki Duncomb	Vice President and Chief	June 12, 2014
Vicki Duncomb	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ John C. Bergstrom	Director	June 12, 2014
John C. Bergstrom

/s/ Anton J. Christianson	Director	June 12, 2014
Anton J. Christianson

/s/ Bill L. Fairfield	Director	June 12, 2014
Bill L. Fairfield

/s/ Arthur F. Kingsbury	Director	June 12, 2014
Arthur F. Kingsbury

/s/ Lauren Rich Fine	Director	June 12, 2014
Lauren Rich Fine

/s/ George Rossi	Director	June 12, 2014
George Rossi

/s/ Gary H. Stern	Director	June 12, 2014
Gary H. Stern

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